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Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated September 14, 2005 on the financial statements of Able Energy, Inc. and Subsidiaries as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005, which is included in the annual Report on Form 10-K of Able Energy, Inc. and Subsidiaries.


/s/ Simontacchi & Company, LLP

September 27, 2005
Rockaway, New Jersey